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                                                           OMB APPROVAL
FORM 3                                                OMB Number..3235-0104
                                                      Expires:December 31, 2001
                                                      Estimated average burden
                                                      hours per response 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

1. Name and Address of Reporting Person

   Cooke Kim D.
   c/o Internet Commerce Corporation
   805 Third Avenue
   New York, New York  10022

2. Date of Event Requiring Statement (Month/Day/Year)

   November 6, 2000

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCA")

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock                       |  763,637 (1)         |    (I)         |         (1)                                   |
                                           |                      |                |                                               |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) Mr. Cooke is a managing director of Blue Water Capital II, LLC, which is the managing member of Blue Water Venture Fund II, L.L.C., which beneficially owns all 763,637 of these shares. Mr. Cooke disclaims any beneficial interest in such shares except to the extent of his pecuniary interest therein.

*If form is filed by more than one reporting  person,  see Instruction  5(b)(v).

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (over)
                                                                 SEC 1473 (7-96)


-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
No securities owned.    |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                        |         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

                                               /s/ Kim D. Cooke
                                               --------------------------------
                                               ** Signature of Reporting Person


                                               November 14, 2000
                                               -----------------
                                                     Date


** Intentional  misstatements or omissions of facts constitute  Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.